Exhibit 99.1

June 30, 2014

All Enventis Employee Email:

Subject:  IMPORTANT COMPANY ANNOUNCEMENT
From:  John Finke

This morning before the market opened, we announced that our Board of Directors unanimously approved an agreement for Enventis to merge with Consolidated Communications (NADSAQ: CNSL) in an all-stock merger.  Under the terms of the agreement, Enventis shareholders will receive approximately 0.7402 share of CNSL common stock for each share of ENVE common stock they own.  Based on the closing price of CNSL on June 27, 2014, the consideration represents $16.50 per share for each ENVE share outstanding, or a total transaction of approximately $350 million.

Decisions like this are never made lightly.  The Board and I strongly believe this acquisition is in the best long-term interests of our company and our stakeholders.  This combination creates a highly competitive company with added scale, expertise and the ability to provide best-in-class communication products and services.

Consolidated’s leadership team has a strong set of core values in place and a commitment to deliver innovative products to their customers. Delivering exceptional customer service is a top priority at Consolidated as well as having strong ties to the communities it serves.

With no overlap in our markets, the combined company, based in Mattoon, IL, will have an operating presence in 11 states.  On a pro forma basis for the 12 months ending March 31, 2014, the combined company has revenues of approximately $784 million. We expect to benefit from increased size, scale, geographic diversity and financial resources, creating a broader platform to compete and serve our customers.

Since our founding 116 years ago, Enventis has transformed into a leading business and broadband communication solutions provider.  Through your hard work, we have built a reputation of delivering quality services and support from a team with the expertise that rivals any other.

I understand you will have many questions about today’s announcement and how it will affect you. I encourage you to read the press release we issued today.   We will continue to operate as independent companies until the transaction closes, which is expected to occur in the fourth quarter 2014. I know I can count on you to continue focusing on our core values and providing our customers with the best customer experience possible at Enventis.

There will be a series of employee meetings to further discuss the details of this transaction:

Employee Meetings

•	Mankato 221 & 215 employees - Monday, June 30, at 10 a.m. or 11 a.m. – 221-2nd floor conference room
•	Mankato Third Ave employees, June 30 at 11:45 a.m. – Third Ave Training Room
•	Fargo, Duluth, Des Moines, and Rochester employees, June 30, 2:00 p.m. – Live Webex
(WebEx details)
•	Edina employees, July 1 at 8 a.m. – room TBD
•	Plymouth employees, July 1 at 10 a.m. – Training Room

This transaction may generate interest from the media and other third parties. As always, it is important for us to speak with one voice and follow any SEC disclosure requirements. If you receive any inquiries from the media or financial community, please forward them to Jennifer Spaude in corporate communications at jennifer.spaude@enventis.com, 507-386-3765.  In the meantime, feel free to speak with your manager regarding any questions you may have.

The Consolidated Management team looks forward to meeting with employees the week of July 14.  We will update you on the meeting schedule once it is finalized.

I thank you all for your continued dedication. Your commitment has been and will continue to be an integral part of our success.

Sincerely,

John Finke

Important Merger Information and Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

In connection with the proposed transaction, Enventis and Consolidated will file relevant materials with the SEC. Consolidated will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).  ENVENTIS SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  The final proxy statement/prospectus will be mailed to Enventis shareholders.  The registration statement and proxy statement/prospectus and other documents filed by Enventis with the SEC are, or when filed will be, available free of charge at the SEC web site at www.sec.gov. Copies of the registration statement and proxy statement/prospectus (when available) and other filings made by Enventis with the SEC can also be obtained, free of charge, by directing a request to Enventis Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, MN, Attn: Investor Relations. The registration statement and proxy statement/prospectus (when available) and such other documents are also available for free in the investor relations portion of our web site at www.enventis.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Participants in the Solicitation

Enventis and Consolidated, and certain of their respective directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed acquisition transaction. Information regarding directors and executive officers of Enventis in the solicitation is set forth in the Enventis proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Information regarding directors and executive officers of Consolidated in the solicitation is set forth in the Consolidated proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.